Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-160530) and to the inclusion herein in Annex B-1 of our report dated February 26, 2009, except for Notes 3, 9, 10 and 24, as to which the date is June 29, 2009, with respect to the HLTH Corporation consolidated financial statements and schedule as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and the incorporation by reference herein of our report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting of HLTH Corporation as of December 31, 2008, included in its 2008 Annual Report (Form 10-K), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
August 10, 2009